Subsidiaries of the Company

                                                                      Exhibit 21

                           Subsidiaries of the Company

     Subsidiary                                     Jurisdiction of Organization
     ----------                                     ----------------------------
RF Power Components, Inc.                                   New York
Amitron, Inc.                                               Massachusetts
Anaren Microwave, Inc.                                      Delaware
Anaren GP, Inc.                                             New York
Anaren Microwave Europe, C.V.                               Netherlands
Anaren Microwave Europe, B.V.                               Netherlands
Anaren Power Products, Inc.                                 Delaware
Anaren Communications Suzhou Company, Ltd.                  China
Anaren Properties LLC                                       New Hampshire


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